SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into as of April 4, 2011, by and between Millstream Ventures, Inc., a Nevada corporation (the “Company”), and LIFE Clean Power & Fuels, LLC, a Delaware limited liability company (the “Investor”).

Recitals

The Investor and the Company have agreed that the Investor will purchase, and the Company will issue and sell, 13,540,000 shares of common stock, par value $0.001 per share of the Company (the “Shares”), on the terms stated in this Agreement.

Agreement

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:

1.           Definitions.

In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings below:

“1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in Utah are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Shares pursuant to Section 2 concurrently with execution of this Agreement.

“Closing Date” means the date on which all of the conditions set forth in Sections 6.1 and 6.2 hereof are satisfied, or such other date as the parties may agree.  The Closing Date is expected to be within 15 days of the date of this Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

 “Material Adverse Effect” means a material and adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“SEC Reports” has the meaning set forth in Section 3.7.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

2.           Purchase and Sale Transaction.

2.1           Purchase and Sale.  Subject to the terms and conditions set forth in this Agreement, the Company shall sell the Shares to the Investor, and the Investor shall purchase the Shares from the Company.

2.2           Appointment of Directors.  Promptly following the Closing, the Company shall appoint two new directors designated by the Investor and reasonably acceptable to the Company.

2.3           Closing and Deliverables.  The Closing shall occur as soon as practicable following the execution of this Agreement, at which time the following documents shall be delivered and the following actions taken:

(a)       At the Closing, the Company shall deliver or cause to be delivered to the Investor the following:

(i)       A certificate evidencing the Shares registered in the name of the Investor;

(ii)     Copies of duly certified and adopted resolutions of the board of directors of the Company approving of the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and

(iii)   A duly executed escrow agreement in form satisfactory to the Investor and the escrow agent.

(b)       At the Closing, the Investor shall deliver or cause to be delivered to the Company the following:

(i)       The sum of $13,540 in immediately available funds, by wire transfer to an account designated in writing by the Company for such purpose; and

(ii)     A duly executed escrow agreement in form satisfactory to the Company and the escrow agent.

3.           Representations and Warranties of the Company.  The Company hereby makes the following representations and warranties to the Investor:

3.1           Organization and Qualification.  The Company is duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Company is not in violation of any of the provisions of its articles of incorporation or bylaws.  The Company is duly qualified to conduct its businesses and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.

3.2           Authorization; Enforceability.  The Company has the requisite corporate power and authority to enter into and to sell the Shares as contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the sale of the Shares contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

3.3           No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company’s articles of incorporation or bylaws, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, or result in the imposition of any restriction whatsoever upon any of the material properties or assets of the Company pursuant to, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, except, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.4           Capitalization.  The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, par value $0.001 per share (the “Company Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.001 per share (the “Company “Preferred Stock”).  There are issued and outstanding 21,118,203 shares of the Company Common Stock and no shares of the Company Preferred Stock.  All of the issued and outstanding shares of the Company Common Stock are validly issued, fully paid and non-assessable and the issuance thereof was not subject to preemptive rights or was issued in compliance therewith.  No shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding debt securities; (iii) there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company; (iv) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act; (v) there are no outstanding securities of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares; (vii) the Company does not have any stock appreciation rights plans or agreements or any similar plan or agreement; and (viii) there is no dispute as to the class of any shares of the Company’s capital stock.

3.5           Reports, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, other than (i) filings required by state securities laws, (ii) the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act, and (iii) those that have been made or obtained prior to the date of this Agreement.

3.6           Issuance of the Shares.  The Shares have been duly authorized and, when paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all  encumbrances and restrictions (other than those created by the Investor), except for restrictions on transfer imposed by applicable securities laws.

3.7           SEC Reports; Financial Statements.  The Company has made available to the Investor through the EDGAR system, true and complete copies of the Company’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2010 (the “10-K”), and all other reports filed by the Company with the Commission since the filing of the 10-K and prior to the date hereof (collectively, the “SEC Reports”).  The SEC Reports are the only filings required of the Company pursuant to the 1934 Act for such period.  The SEC Reports and any other materials supplied to the Investor by the Company did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal, immaterial, year-end audit adjustments.  Except as otherwise disclosed in this Subscription Agreement, there have been no material changes in the Company’s affairs not disclosed in the SEC Reports.

3.8           No Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or affiliate, except pursuant to existing Company stock option plans during the year ended March 31, 2011.

3.9           Litigation.  There is no Action which adversely affects or challenges the legality, validity or enforceability of this Agreement.  For purposes of this Agreement, “Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

3.10           Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.  The Investor shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by an Investor pursuant to written agreements executed by such Investor which fees or commissions shall be the sole responsibility of such Investor) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.  The Company shall pay, and hold Investor harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any claim for any such fees.

3.11           Private Offering.  Assuming the correctness of the representations and warranties of the Investor set forth in this Agreement, the offer and sale of the Shares hereunder is exempt from registration under the Securities Act.

3.12           Use of Proceeds.  The proceeds of this offering will be allocated for the payment of legal, accounting, and other fees in connection with the search for and acquisition of an operating entity.

4.           Representations and Warranties of the Investor.  The Investor hereby represents and warrants to the Company as follows:

4.1           Investment Intent.  The Investor is acquiring the Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling the Shares, without prejudice, however, to the Investor’s right at all times to sell or otherwise dispose of all or any part of the Shares in compliance with applicable federal and state securities laws.  The Investor does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Shares.

4.2           Investor Status.  At the time such Investor was offered the Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.  The Investor is not a registered broker-dealer under Section 15 of the 1934 Act.

4.3           Restricted Securities.  The Investor understands that the Shares have not been registered pursuant to the Securities Act, or any state securities act, and thus are “restricted securities” as defined in Rule 144 promulgated by the Commission.  Therefore, under current interpretations and applicable rules, the Investor will probably have to retain the Shares for a period of at least one year from the time the Company ceases to be a shell company, files Form 10 information required pursuant to Item 2.1(f) of Form 8-K, and files all periodic reports under the 1934 Act and at the expiration of such period its sales may be confined to brokerage transactions of limited amounts requiring certain notification filings with the Commission and such disposition may be available only if the Company is current in its filings with the Commission under the 1934 Act, or other public disclosure requirements.  Accordingly, the undersigned hereby acknowledges that it is prepared to hold the Shares for an indefinite period.

4.4           Limitations on Resale; Restrictive Legend.  The Investor acknowledges that it will not sell, assign, hypothecate, or otherwise transfer any rights to, or any interest in, the Shares except (i) pursuant to an effective registration statement under the Securities Act, or (ii) in any other transaction which, in the opinion of counsel acceptable to the Company, is exempt from registration under the Securities Act, or the rules and regulations of the Commission thereunder.

4.5           Information.  The Investor has been furnished (i) with all requested materials relating to the business, finances, and operations of the Company; (ii) with information deemed material to making an informed investment decision; and (iii) with additional requested information necessary to verify the accuracy of any documents furnished to the undersigned by the Company.  A designated representative of the Investor has been afforded the opportunity to ask questions of the Company and its management and to receive answers concerning the terms and conditions of this offering.

4.6           Documents.  The Investor has had access to copies of the SEC Reports, including the exhibits thereto, on the SEC website.  The Investor has relied upon the information contained therein and has not been furnished any other documents, literature, memorandum, or prospectus.

4.7           Knowledge and Experience in Business and Financial Matters.  The individually representing the Investor has such knowledge and experience in business and financial matters that he or she is capable of evaluating the risks of the prospective investment.  The financial capacity of the Investor is of such proportion that the total cost of its commitment in the Shares would not be material when compared with its total financial capacity.

4.8           No Advertisements.  The Investor is not entering into this Subscription Agreement as a result of or subsequent to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast on television or radio, or presented at any seminar or meeting.

4.9           Relationship to Company.  The Investor, through its representative(s), has a preexisting personal or business relationship with the Company or one of its officers, directors, or controlling persons.

5.           Other Agreements of the Parties.

5.1           Legends.  Certificates evidencing the Shares to be delivered at the Closing will contain the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

5.2           Rule 144. With a view to making available to the Investor the benefits of Rule 144 under the Securities Act, the Company agrees to use its best efforts to:

(i)       comply with the provisions of paragraph (c)(1) of Rule 144; and

(ii)     file with the Commission in a timely manner all reports and other documents required to be filed by the Company pursuant to Section 13 or 15(d) under the 1934 Act; and, if at any time it is not required to file such reports but in the past had been required to or did file such reports, it will, upon the request of any Investor, make available other information as required by, and so long as necessary to permit sales of, its Shares pursuant to Rule 144.

6.           Conditions Precedent to Closing.

6.1         Conditions Precedent to the Obligations of the Investor to Purchase Shares.  The obligation of the Investor to acquire the Shares at the Closing is subject to the satisfaction or waiver by the Investor, at or before the Closing, of each of the following conditions:

(a)       Representations and Warranties.  The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date;

(b)       Performance.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(c)       No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement; and

(d)       Company Deliverables.  The Company shall have delivered the stock certificate and other documents provided in Section 2.3(a).

6.2         Conditions Precedent to the Obligations of the Company to Sell the Shares.  The obligation of the Company to sell the Shares at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following conditions:

(a)       Representations and Warranties.  The representations and warranties of the Investor contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date;

(b)       Performance.  The Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to the Closing;

(c)       No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement; and

(d)       Investor Deliverables.  The Investor shall have delivered its purchase price in accordance with Section 2.3(b).

7.           Miscellaneous.

7.1         Fees and Expenses.  Each party shall pay all fees and expenses incurred by such party, including, but not limited to fees and expenses of its advisers, counsel, accountants and other experts, if any, incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Shares.

7.2         Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents and exhibits.

7.3         Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 5:00 p.m. (Utah time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:00 p.m. (Utah time) on any Business Day, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows (or such other address as may be designated in writing hereafter, in the same manner, by such Person):

If to the Company:

Millstream Ventures, Inc.
664 South Alvey Drive
Mapleton, UT  84664
Telecopier No.: (801) ______________________
Attention: Steven L. White, President

If to the Investor:

LIFE Clean Power & Fuels, LLC
181 3rd Street
Suite 150-B
San Rafael, CA 94901
Telecopier No.: __________________________
Attention:  Edward P. Mooney, Managing Member

7.4          Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and by the Investor.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

7.5         Construction.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.  This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

7.6         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

7.7         No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

7.8         Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Utah, without regard to the principles of conflicts of law thereof.

7.9         Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

7.10       Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

7.11       Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Investor and the Company will be entitled to specific performance under this Agreement.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.12       Authorization.  By signing below on behalf of the respective entities, each individual executing this Agreement represents and warrants to the party to this Agreement that (i) the represented entity is duly authorized to enter into this Agreement; (ii) he or she is duly authorized to represent the entity in this offering; and (iii) he or she is duly authorized to execute this Agreement on behalf of such entity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Millstream Ventures, Inc.

By:	/s/ Steven L. White
Steven L. White, President

LIFE Clean Power & Fuels, LLC

By:	/s/ Edward P. Mooney
Edward P. Mooney, Managing Member